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                                                                   Exhibit 23.02


                   [SAMIL ACCOUNTING CORPORATION LETTERHEAD]


                                                            May 17, 1999


The Board of Directors of
Fairchild Semiconductor Corporation
333 Western Avenue
South Portland, ME 04106

Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010


We consent to the use of our report dated February 24, 1999, relating to the financial statements of the Power Device Business of Samsung Electronics Co., Ltd. included in this Registration Statement and in the Prospectus included within this Registration Statement and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ Samil Accounting Corporation
Samil Accounting Corporation